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                                                                     EXHIBIT 8.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]


                                                       FORM OF WSG&R TAX OPINION
                                                       -------------------------



                                January __, 1997


Pure Atria Corporation
1309 South Mary Avenue
Sunnyvale, California  94087

Ladies and Gentlemen:

     We have acted as counsel for Pure Atria Corporation, a Delaware corporation ("Pure Atria") in connection with the preparation and execution of the Agreement and Plan of Reorganization dated as of November 17, 1996 (the "Reorganization Agreement") by and among Pure Atria, Delaware PAI Corp., a wholly-owned subsidiary of Pure Atria incorporated in Delaware ("Merger Sub"), and Integrity QA Software, Inc., a Delaware corporation ("Integrity"). Pursuant to the Reorganization Agreement, Integrity will merge with and into Merger Sub (the "Merger"). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Reorganization Agreement (including Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of Pure Atria and Integrity (the "Officers' Certificates").

     In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. Any statement made in any of the documents referred to herein,"to the best of the knowledge" of any person or party is correct without such qualification;

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

     4. The Merger will be reported by Pure Atria and Integrity on their respective federal income tax returns in a manner consistent with the opinion set forth below;
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Pure Atria Corporation
January __, 1997
Page 2


     5. The Merger will be consummated pursuant to the Reorganization Agreement and will be effective under the law of the state of Delaware;

     6. There is no plan or intention on the part of the stockholders of Integrity to sell, exchange, or otherwise dispose of a number of shares of Pure Atria Common Stock to be received in the Merger that would reduce the Integrity stockholders' ownership of Pure Atria Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than fifty percent (50%) of the aggregate fair market value of all of the capital stock of the Company outstanding immediately prior to the consummation of the Merger. Shares of the Integrity capital stock (a) with respect to which dissenters' rights are exercised in the Merger, (b) which are exchanged for cash in lieu of fractional shares of Pure Atria Common Stock or (c) which are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger, shall be considered shares of capital stock of Integrity which are exchanged in the Merger for shares of Pure Atria Common Stock which are then disposed of pursuant to a plan; and

     7. An opinion of counsel, received by Integrity from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, substantially identical in form and substance to this opinion has been delivered and not withdrawn.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

         (a) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and

         (b) The discussion entitled "Certain Federal Income Tax Considerations" in the Prospectus constituting a part of the Registration Statement, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).
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Pure Atria Corporation
January __, 1997
Page 3

     No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion has been delivered to you for the purpose of satisfying the requirements of Section 6.1(c) of the Reorganization Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

                                  Very truly yours,



                                  WILSON SONSINI GOODRICH & ROSATI
                                  Professional Corporation